UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2015

Carey Watermark Investors 2 Incorporated

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55461	46-5765413
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.01 of this Current Report on Form 8-K (the “Report”) is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 4, 2015, a wholly-owned subsidiary of Carey Watermark Investors 2 Incorporated (“CWI 2”) completed the acquisition of the Embassy Suites by Hilton Denver - Downtown/Convention Center hotel from Cornerstone Real Estate Advisors, an unaffiliated third party. The 403-room, all-suite hotel is located in Denver, Colorado.  CWI 2’s total investment in the property is approximately $179.7 million, including a $170.0 million purchase price and $9.7 million of planned capital improvements and other acquisition-related costs.

CWI 2 obtained $100.0 million in non-recourse debt financing, with a fixed interest rate of 3.90% and a maturity date of December 2022. The loan is interest-only for the first 36 months.

The foregoing description does not purport to be complete and is subject to, and qualified its entirety by, reference to the Agreement for Sale and Purchase and Joint Escrow Instructions, by and between Denver Downtown Hotel LLC and CWI 2 Denver Downtown Hotel, LLC, dated as of September 16, 2015. A copy of the agreement is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(a) and (b)

Pursuant to Items 9.01(a) and (b) of Form 8-K, the registrant hereby undertakes to file any financial statements required to be filed in response to Item 2.01 of Form 8-K through an amendment to this Report within 71 days after the date that this Report is filed.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement for Sale and Purchase and Joint Escrow Instructions, by and between Denver Downtown Hotel LLC and CWI 2 Denver Downtown Hotel, LLC, dated as of September 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors 2 Incorporated

Date:	November 9, 2015	By:	/s/ Hisham A. Kader
Hisham A. Kader
Chief Financial Officer and
Chief Accounting Officer